Exhibit 99.1

News Release

Investor Contact:	Chris O'Neal	EnPro Industries
	Vice President, Strategy, Corporate Development &	5605 Carnegie Boulevard
	Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the Third Quarter of 2016

Consolidated and Pro Forma Financial Highlights
(Amounts in millions except per share data and percentages)

Consolidated Financial Results[1]	Quarter Ended September 30,			Nine Months Ended September 30,
Excludes Garlock Sealing Technologies LLC	2016	2015	% Δ	2016	2015	% Δ
Net Sales	$292.7	$306.6	-4.5%	$900.8	$882.5	2.1%
Segment Profit	$33.3	$33.2	0.3%	$88.3	$86.7	1.8%
Segment Margin	11.4%	10.8%		9.8%	9.8%
Net Income (Loss)	$6.0	$11.4	-47.4%	$(37.2)	$(27.5)	-35.3%
Diluted Earnings (Loss) Per Share	$0.28	$0.51	-45.1%	$(1.71)	$(1.21)	-41.3%
Adjusted Net Income[2]	$9.3	$10.0	-7.0%	$22.2	$21.6	2.8%
Adjusted Diluted Earnings Per Share[2]	$0.43	$0.45	-4.4%	$1.01	$0.97	4.1%
Adjusted EBITDA[2]	$42.4	$41.8	1.4%	$116.6	$113.6	2.6%
Adjusted EBITDA Margin[2]	14.5%	13.6%		12.9%	12.9%

Pro Forma Financial Information	Quarter Ended September 30,			Nine Months Ended September 30,
Includes Garlock Sealing Technologies LLC[3]	2016	2015	% Δ	2016	2015	% Δ
Pro Forma Net Sales[2]	$331.1	$346.5	-4.4%	$1,018.1	$1,009.4	0.9%
Pro Forma Segment Profit[2]	$39.5	$40.5	-2.5%	$107.4	$111.0	-3.2%
Pro Forma Segment Margin[2]	11.9%	11.7%		10.5%	11.0%
Pro Forma Adjusted Net Income[2]	$18.4	$19.5	-5.6%	$49.7	$51.9	-4.2%
Pro Forma Adjusted EBITDA[2]	$51.6	$53.0	-2.6%	$145.0	$148.2	-2.2%
Pro Forma Adjusted EBITDA Margin[2]	15.6%	15.3%		14.2%	14.7%
1Consolidated results for the third quarters and first nine months of 2016 and 2015 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process (the Asbestos Claims Resolutions Process, or ACRP) in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it.
2See attached schedules for adjustments and reconciliations to GAAP numbers.
3Pro forma financial information is presented as if GST were reconsolidated with EnPro based on confirmation and consummation of the joint plan of reorganization filed pursuant to the comprehensive settlement announced on March 17, 2016. See attached unaudited condensed consolidated pro forma statements of operations.

CHARLOTTE, N.C., November 2, 2016 -- EnPro Industries, Inc. (NYSE: NPO) today announced its financial results for the three and nine month periods ended September 30, 2016.

Third Quarter Business Highlights

•	Consolidated adjusted net income decreased 7.0% and pro forma adjusted net income decreased 5.6% in the third quarter compared to the same period in 2015.

•	The organization-wide cost reduction effort that was initiated late in the second quarter is progressing as planned and will be substantially completed by the end of the year.

•
Power Systems’ partner, Eastern Shipbuilding Group, was selected for the U.S. Coast Guard’s new Offshore Patrol Cutter (OPC). The multi-year OPC program is expected to include a total of 25 ships that will each be powered by two Fairbanks Morse diesel engines. The program will fuel new engine and aftermarket parts and service revenue for many years to come.

•
Semiconductor sales in the third quarter were the highest of any quarter since the Technetics Group entered the semiconductor market with the acquisition of Tara Technologies in August 2011. Order backlog is currently at a record level.

•	The Rubber Fab acquisition, completed on April 29, has continued to perform well in the food & pharma market and is starting to contribute to the growth of Garlock’s Bio Pro product line.

•	Capital allocation highlights:

◦	The company purchased 159,451 shares for $8.1 million in the third quarter as part of the share repurchase program authorized in October 2015.

◦	The company paid a $0.21 per share dividend with a total value of $4.5 million.

•	The ACRP is proceeding towards plan confirmation according to the expected timeline.

“We are pleased with our performance this quarter in the face of market conditions that have continued to be quite challenging”, said Steve Macadam, EnPro Industries’ CEO. “Throughout the current industrial downturn, we have taken a very measured and balanced approach to managing our performance. Our focus has been on reducing costs and exiting underperforming businesses without undermining our long-term innovation and growth initiatives. These actions have significantly improved the profitability of our Engineered Products segment and have partially mitigated the negative effects of the market headwinds on our overall results while we have continued our new product development, commercial excellence and manufacturing excellence programs. Power Systems’ recent program win is a great example of our focus on long-term value and further solidifies Fairbanks Morse as a key supplier to the U.S. Coast Guard.”

Mr. Macadam continued, “We remain committed to our strategy to create shareholder value through earnings growth and balanced capital allocation, including disciplined investments for organic growth and innovation, strategic bolt-on acquisitions, and returning capital to shareholders through dividends and share repurchases. We continued to execute on this strategy in the third quarter through our cost reduction activities, R&D investments in Power Systems and Sealing Products, integration of our recent Rubber Fab acquisition, an $8.1 million repurchase of shares and a $0.21 per share dividend. In addition, we continue to work diligently to bring a close to our company’s asbestos chapter, and we remain on track for the confirmation and ultimate consummation of the joint plan of reorganization filed pursuant to the consensual comprehensive settlement announced on March 17, 2016. We expect to reconsolidate GST into EnPro late next summer.”

The quarterly sales decline was driven primarily by weak demand across many markets, including oil & gas, nuclear, gas turbine equipment, heavy-duty trucking, and general industrial. A planned exit from unprofitable customers in our heavy-duty trucking air springs product line, and restructuring activities over the past year in the Engineered Products segment, further contributed to the decline. Semiconductor and food & pharma sales were strong, although the associated growth was more than offset by the declines in the other markets. Acquisitions contributed 1.5% sales growth on a consolidated basis and 1.3% sales growth on a pro forma basis while foreign exchange had a negative impact of 0.5% on both a consolidated and pro forma basis. GST, which is the deconsolidated entity included in the pro forma results, was impacted by weak demand in the refining, steel and mining markets.

Segment profit in the third quarter was up year-over-year as a result of both cost reduction initiatives and contributions from acquisitions, which more than offset the impact of weaker volumes. Excluding the impact of acquisition results, restructuring, foreign exchange translation and the impact of reflecting the total projected loss on the long-term EDF contract in proportion to the percentage of completion of the contract, as is the accounting practice for positive gross margin long-term contracts, consolidated segment profit was 6.6% lower and pro forma segment profit 8.0% lower compared to the third quarter of 2015. Focused actions to improve profitability through manufacturing labor efficiencies, supply chain initiatives, savings from the company-wide cost reduction effort, and savings from the restructurings in the Engineered Products and Sealing Products segments launched in late 2015 were more than offset by the impact of market headwinds.

The organization-wide cost reduction plan announced at the end of the second quarter is progressing as planned. This plan is expected to reduce the company’s first half of the year run-rate operating costs by approximately $20 million on an annualized basis, including savings from deconsolidated GST. Excluding restructuring costs, the SG&A cost acquired with Rubber Fab, and a $1.2 million positive net impact related to unusual items, corporate and segment operating costs in the third quarter were $4.4 million lower on a consolidated basis and $5.2 million lower on a pro forma basis versus the same period of 2015 due to this effort and the previously announced restructuring in the Sealing Products and Engineered Products segments completed in the past year. Restructuring charges for the quarter, on both a reported and pro forma basis, were $1.9 million. For the full year, consolidated restructuring charges are expected to be approximately $11 million and pro forma restructuring charges approximately $12 million.

The company’s average diluted share count in the third quarter of 2016 decreased by 0.4 million shares to 21.7 million shares, down 1.7% from the same period a year ago. The decrease in the third quarter was driven by share repurchases in connection with the $50 million repurchase program authorized in October 2015. The cost of the shares repurchased in the third quarter was $8.1 million. Through the end of the third quarter, 657,111 shares were purchased for a total investment of $31.7 million.

Corporate and Other Expenses
Corporate expenses were $6.4 million in the third quarter and $6.3 million in the same period last year.  Excluding restructuring costs of $0.3 million in the current quarter, corporate expenses were $6.1 million in the third quarter. The year-over-year decrease was driven primarily by lower employee costs and purchased services offset by a new corporate-funded R&D program.

Outlook
“Demand in nearly all of our markets in the third quarter was somewhat softer than we anticipated, although semiconductor, food & pharma, and nuclear orders were notable exceptions. With the exception of those markets, the macroeconomic drivers that affect our businesses continue to suggest sluggish demand through the end of the year. Our commitment to manage controllable factors remains unchanged in this challenging environment. We are on track to deliver the cost savings that we announced at the end of the second quarter, and our manufacturing teams continue to deliver reductions in production costs,” said Steve Macadam, President and Chief Executive Officer.

Pro Forma Results Including Garlock Sealing Technologies LLC
To aid comparisons of year-over-year data, the company has included information in this press release showing key operating measures for EnPro and GST on a pro forma reconsolidated basis. These measures are derived from tables attached to this press release that illustrate, on a pro forma basis, total financial results for the third quarters and first nine months of 2016 and 2015 as if GST were reconsolidated with EnPro based on confirmation and consummation of the joint plan of reorganization filed pursuant to the consensual comprehensive settlement announced on March 17, 2016. The narrative preceding those tables includes an important discussion of the risks and uncertainties applicable to confirmation and consummation of the joint plan of reorganization. In response to requests from investors, we are providing the pro forma financial information in this release as supplemental information as it reflects the performance of all of our subsidiaries.

Conference Call and Webcast Information
EnPro will hold a conference call tomorrow, November 3, at 11:00 a.m. Eastern Time to discuss third quarter 2016 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference ID number 2513149. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include adjusted net income, adjusted diluted earnings per share, pro forma adjusted net income, adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITDA margin and pro forma adjusted EBITDA margin, as well as segment adjusted EBITDA, segment adjusted EBITDA margin, pro forma segment adjusted EBITDA and pro forma segment adjusted EBITDA margin. Tables showing the effect of these non-GAAP financial measures for the third quarters and first nine months of 2016 and 2015 are attached to the release.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2015 and our Form 10-Q for the quarter ended March 31, 2016, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

APPENDIX

Highlights of Segment Results: Third Quarter and First Nine Months of 2016

Consolidated Financial Information and Reconciliations

Introduction of Unaudited Pro Forma Financial Information

Pro Forma Financial Information and Reconciliations

Sealing Products Segment

	Quarter Ended September 30,			Nine Months Ended September 30,
($ Millions)	2016	2015	% Δ	2016	2015	% Δ
Consolidated Sales	$175.3	$186.3	-5.9%	$532.6	$520.2	2.4%
Consolidated Segment Profit	$23.1	$22.5	2.7%	$62.4	$61.6	1.3%
Consolidated Segment Margin	13.2%	12.1%		11.7%	11.8%
Consolidated Adjusted EBITDA[1]	$32.8	$32.1	2.2%	$92.3	$90.6	1.9%
Consolidated Adjusted EBITDA Margin[1]	18.7%	17.2%		17.3%	17.4%
Pro Forma Sales[2]	$213.1	$225.8	-5.6%	$647.5	$645.1	0.4%
Pro Forma Segment Profit[2]	$28.8	$29.4	-2.0%	$80.2	$84.6	-5.2%
Pro Forma Segment Margin[2]	13.5%	13.0%		12.4%	13.1%
Pro Forma Adjusted EBITDA1, [2]	$41.8	$42.8	-2.3%	$120.2	$124.1	-3.1%
Pro Forma Adjusted EBITDA Margin[1,2]	19.6%	19.0%		18.6%	19.2%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

Third Quarter Segment Highlights

•
Consolidated net sales were affected by weak demand in nuclear, gas turbine equipment, heavy-duty trucking and general industrial, which more than offset strength in semiconductor and food & pharma markets. Pro forma net sales were impacted by the above factors plus continued weakness in refining, steel and mining. Consolidated and pro forma segment sales in the third quarter were also negatively affected by the decision to exit from approximately $1 million of unprofitable original equipment business in Stemco’s Air Springs unit that was acquired in July of last year.

•
Semiconductor sales in the third quarter were the highest of any quarter since the Technetics Group entered the semiconductor market with the acquisition of Tara Technologies in August 2011. Order backlog is currently at a record level.

•
The Rubber Fab acquisition, completed on April 29, has continued to perform well in the food & pharma market and is contributing to the growth of Garlock’s Bio Pro product line, which has experienced 47% year-over-year growth since April.

•
Excluding the impact of acquisitions and foreign exchange translation, consolidated sales decreased 7.8% and pro forma sales decreased 7.2% compared to the third quarter of 2015. Excluding the same items plus restructuring and a $1.5 million contingent purchase price adjustment for the Fabrico acquisition, consolidated segment profit decreased 8.9% and pro forma segment profit decreased 10.3%.

•
Excluding restructuring costs, the SG&A cost acquired with Rubber Fab, and a $1.2 million positive net impact related to unusual items, SG&A costs in the third quarter were $2.3 million lower on a consolidated basis and $3.0 million lower on a pro forma basis versus the same period of 2015.

Engineered Products Segment

	Quarter Ended September 30,			Nine Months Ended September 30,
($ Millions)	2016	2015	% Δ	2016	2015	% Δ
Consolidated Sales	$65.7	$72.1	-8.9%	$213.5	$227.8	-6.3%
Consolidated Segment Profit	$2.9	$1.5	93.3%	$10.4	$8.9	16.9%
Consolidated Segment Margin	4.4%	2.1%		4.9%	3.9%
Consolidated Adjusted EBITDA[1]	$8.6	$7.0	22.9%	$28.7	$25.7	11.7%
Consolidated Adjusted EBITDA Margin[1]	13.1%	9.7%		13.4%	11.3%
Pro Forma Sales[2]	$65.8	$72.4	-9.1%	$214.2	$228.9	-6.4%
Pro Forma Segment Profit[2]	$3.0	$1.9	57.9%	$10.9	$9.8	11.2%
Pro Forma Segment Margin[2]	4.6%	2.6%		5.1%	4.3%
Pro Forma Adjusted EBITDA1, [2]	$8.7	$7.3	19.2%	$29.3	$26.7	9.7%
Pro Forma Adjusted EBITDA Margin[1,2]	13.2%	10.1%		13.7%	11.7%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

Third Quarter Segment Highlights

•
Sales declined in the third quarter versus prior year due to planned site exits completed during the past twelve months, weakness in the fluid power and industrial markets, softening of European compressor parts and service, and continued weakness in the North American oil & gas market. Automotive sales were relatively steady. Excluding the impact of foreign exchange translation and the impact of a divestiture, consolidated sales declined 7.5% and pro forma sales declined 7.6% in the third quarter versus the same period in 2015.

•
Segment profit increased in the face of the sales decline as a result of improved manufacturing efficiencies and other cost reductions related to the segment’s restructuring activities, including the exit from eight underperforming facilities over the past year and several footprint optimization moves. Excluding the impact of restructuring costs and foreign exchange translation, third quarter consolidated segment profit increased 105% and pro forma segment profit increased 88% from a year ago.

•	Excluding restructuring charges, segment SG&A costs in the third quarter were $1.6 million lower than a year ago, on both a consolidated basis and a pro forma basis, versus the same period of 2015.

Power Systems Segment

	Quarter Ended September 30,			Nine Months Ended September 30,
($ Millions)	2016	2015	% Δ	2016	2015	% Δ
Consolidated Sales	$52.5	$49.1	6.9%	$157.2	$137.2	14.6%
Consolidated Segment Profit	$7.3	$9.2	-20.7%	$15.5	$16.1	-3.7%
Consolidated Segment Margin	13.9%	18.7%		9.9%	11.7%
Consolidated Adjusted EBITDA[1]	$8.3	$10.3	-19.4%	$19.3	$19.2	0.5%
Consolidated Adjusted EBITDA Margin[1]	15.8%	21.0%		12.3%	14.0%
Pro Forma Sales[2]	$53.0	$49.2	7.7%	$159.3	$138.4	15.1%
Pro Forma Segment Profit[2]	$7.6	$9.3	-18.3%	$16.3	$16.6	-1.8%
Pro Forma Segment Margin[2]	14.3%	18.9%		10.2%	12.0%
Pro Forma Adjusted EBITDA1, [2]	$8.6	$10.4	-17.3%	$20.0	$19.6	2.0%
Pro Forma Adjusted EBITDA Margin[1,2]	16.2%	21.1%		12.6%	14.2%
1See attached schedules for adjustments and reconciliations to GAAP numbers.
2See attached unaudited condensed consolidated pro forma statements of operations.

Third Quarter Segment Highlights

•
Power Systems’ partner, Eastern Shipbuilding Group, was selected to build the U.S. Coast Guard’s new Offshore Patrol Cutter (OPC). The initial procurement program is planned to include nine of the 360 foot-long vessels, each powered by two FM-MAN 16V 28/33D diesel engines. Ultimately, the Coast Guard is expected to order 25 of the OPCs to replace its aging fleet of Medium Endurance Cutters, which would make it the largest vessel procurement order in the U.S. Coast Guard’s history.

•
Sales increased in the third quarter due to an increase in engine production for the MLP 5, LDP 28 and EDF programs. As expected based on the backlog entering the quarter, aftermarket revenue was lower in the quarter than in the prior year and the second quarter of 2016.

•
Segment profit was lower in the third quarter compared to the same period last year due to a weaker mix of aftermarket parts sales and breakeven margins on the EDF engine revenue. Excluding the impact of restructuring and reflecting the total projected loss on the long-term EDF contract in proportion to the percentage of completion of the contract, as is the accounting practice for positive gross margin long-term contracts, consolidated segment profit was 28% lower and pro forma segment profit was 25% lower than the third quarter of 2015.

•	Excluding restructuring, consolidated and pro forma SG&A costs were $0.4 million lower and $0.5 million lower, respectively, in the third quarter versus the same period of 2015.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Nine Months Ended September 30, 2016 and 2015
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net sales	$292.7	$306.6	$900.8	$882.5
Cost of sales	194.1	205.2	596.7	590.0
Gross profit	98.6	101.4	304.1	292.5
Operating expenses:
Selling, general and administrative	70.9	74.8	231.7	226.2
Goodwill and other intangible asset impairment	—	—	—	47.0
Asbestos settlement	—	—	80.0	—
Other	2.4	1.7	10.4	3.3
Total operating expenses	73.3	76.5	322.1	276.5
Operating income (loss)	25.3	24.9	(18.0)	16.0
Interest expense	(14.3)	(12.9)	(41.7)	(39.0)
Interest income	0.3	0.1	0.7	0.4
Other income (expense)	(1.3)	0.1	(5.4)	(4.2)
Income (loss) before income taxes	10.0	12.2	(64.4)	(26.8)
Income tax benefit (expense)	(4.0)	(0.8)	27.2	(0.7)
Net income (loss)	$6.0	$11.4	(37.2)	$(27.5)
Basic earnings (loss) per share	$0.28	$0.52	$(1.71)	$(1.21)
Average common shares outstanding (millions)	21.5	22.0	21.7	22.7
Diluted earnings (loss) per share	$0.28	$0.51	$(1.71)	$(1.21)
Average common shares outstanding (millions)	21.7	22.1	21.7	22.7

EnPro Industries, Inc.

Consolidated Statements of Cash Flows (Unaudited)

For the Nine Months Ended September 30, 2016 and 2015
(Stated in Millions of Dollars)

	2016	2015
Operating activities
Net loss	$(37.2)	$(27.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	22.8	22.4
Amortization	19.9	20.9
Loss on exchange and repurchase of convertible debentures	—	2.8
Goodwill and other intangible asset impairment	—	47.0
Asbestos settlement	80.0	—
Deferred income taxes	(38.7)	0.3
Stock-based compensation	4.8	3.6
Other non-cash adjustments	0.8	1.1
Change in assets and liabilities, net of effects of acquisitions and sale of businesses:
Accounts receivable, net	(8.3)	(2.1)
Inventories	2.0	(12.6)
Accounts payable	(17.4)	(9.5)
Other current assets and liabilities	(4.7)	—
Other non-current assets and liabilities	(16.1)	(14.4)
Net cash provided by operating activities	7.9	32.0
Investing activities
Purchases of property, plant and equipment	(24.6)	(23.4)
Payments for capitalized internal-use software	(3.1)	(3.6)
Acquisitions, net of cash acquired	(28.5)	(45.5)
Other	3.7	0.3
Net cash used in investing activities	(52.5)	(72.2)
Financing activities
Proceeds from debt	303.3	181.3
Repayments of debt	(192.7)	(123.1)
Repurchase of common stock	(26.2)	(80.0)
Dividends paid	(13.6)	(13.8)
Repurchase of convertible debentures conversion option	—	(21.6)
Other	(3.1)	(2.1)
Net cash provided by (used in) financing activities	67.7	(59.3)
Effect of exchange rate changes on cash and cash equivalents	(11.7)	(2.7)
Net increase (decrease) in cash and cash equivalents	11.4	(102.2)
Cash and cash equivalents at beginning of period	103.4	194.2
Cash and cash equivalents at end of period	$114.8	$92.0
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$39.7	$35.8
Income taxes	$26.8	$22.8

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of September 30, 2016 and December 31, 2015
(Stated in Millions of Dollars)

	September 30, 2016	December 31, 2015
Current assets:
Cash and cash equivalents	$114.8	$103.4
Accounts receivable	222.6	212.5
Inventories	178.9	178.4
Other current assets	36.6	23.6
Total current assets	552.9	517.9
Property, plant and equipment	216.2	211.5
Goodwill	203.5	195.9
Other intangible assets	184.8	190.4
Investment in GST	236.9	236.9
Deferred income taxes and income tax receivable	149.1	109.3
Other assets	38.1	36.9
Total assets	$1,581.5	$1,498.8
Current liabilities:
Short-term borrowings from GST	$27.8	$24.3
Notes payable to GST	295.9	12.2
Current maturities of long-term debt	0.1	0.1
Accounts payable	89.1	101.5
Accrued expenses	121.5	140.6
Total current liabilities	534.4	278.7
Long-term debt	462.5	356.2
Notes payable to GST	—	271.0
Asbestos liability	110.0	30.0
Other liabilities	90.5	103.1
Total liabilities	1,197.4	1,039.0
Shareholders' equity:
Common stock	0.2	0.2
Additional paid-in capital	349.2	372.5
Retained earnings	91.5	142.5
Accumulated other comprehensive loss	(55.5)	(54.1)
Common stock held in treasury, at cost	(1.3)	(1.3)
Total shareholders' equity	384.1	459.8
Total liabilities and equity	$1,581.5	$1,498.8

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Nine Months Ended September 30, 2016 and 2015
(Stated in Millions of Dollars)

Sales
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Sealing Products	$175.3	$186.3	$532.6	$520.2
Engineered Products	65.7	72.1	213.5	227.8
Power Systems	52.5	49.1	157.2	137.2
	293.5	307.5	903.3	885.2
Less intersegment sales	(0.8)	(0.9)	(2.5)	(2.7)
	$292.7	$306.6	$900.8	$882.5

Segment Profit
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Sealing Products	$23.1	$22.5	$62.4	$61.7
Engineered Products	2.9	1.5	10.4	8.9
Power Systems	7.3	9.2	15.5	16.1
	$33.3	$33.2	$88.3	$86.7

Segment Margin
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Sealing Products	13.2%	12.1%	11.7%	11.9%
Engineered Products	4.4%	2.1%	4.9%	3.9%
Power Systems	13.9%	18.7%	9.9%	11.7%
	11.4%	10.8%	9.8%	9.8%

Reconciliation of Segment Profit to Net Income (Loss)
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Segment profit	$33.3	$33.2	$88.3	$86.7
Corporate expenses	(6.4)	(6.3)	(21.9)	(19.5)
Asbestos settlement	—	—	(80.0)	—
Goodwill and other intangible asset impairment	—	—	—	(47.0)
Interest expense, net	(14.0)	(12.8)	(41.0)	(38.6)
Other expense, net	(2.9)	(1.9)	(9.8)	(8.4)
Income (loss) before income taxes	10.0	12.2	(64.4)	(26.8)
Income tax benefit (expense)	(4.0)	(0.8)	27.2	(0.7)
Net income (loss)	$6.0	$11.4	$(37.2)	$(27.5)

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asset impairments, gains/losses related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Consolidated Net Income (Loss) to Consolidated Adjusted Net Income
and Consolidated Adjusted Diluted Earnings Per Share (Unaudited)
For the Quarters and Nine Months Ended September 30, 2016 and 2015
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended September 30,
	2016			2015
	$	Average common shares outstanding, diluted (millions)	Per share	$	Average common shares outstanding diluted (millions)	Per share
Net income	$6.0	21.7	$0.28	$11.4	22.1	$0.51
Income tax expense	4.0			0.8
Income before taxes	10.0			12.2
Adjustments:
Environmental reserve adjustment	1.2			0.8
Restructuring costs	2.2			0.8
Acquisition expenses	—			0.5
Other	0.4			0.5
Adjusted income before taxes	13.8			14.8
Adjusted income tax expense	(4.5)			(4.8)
Adjusted net income	$9.3	$21.7	$0.43	$10.0	$22.1	$0.45

	Nine Months Ended September 30,
	2016			2015
	$	Average common shares outstanding, diluted (millions)	Per share	$	Average common shares outstanding, diluted (millions)	Per share
Net loss	$(37.2)	21.7	$(1.71)	$(27.5)	22.7	$(1.21)
Income tax expense (benefit)	(27.2)			0.7
Loss before taxes	(64.4)			(26.8)
Adjustments:
Asbestos settlement	80.0			—
Goodwill and intangible impairment	—			47.0
Restructuring costs	9.2			2.2
Loss on exchange and repurchase of convertible debentures	—			2.8
Environmental reserve adjustment	5.3			1.0
Fair value adjustment to acquisition date inventory	0.1			1.3
Acquisition expenses	0.8			2.2
Other	1.9			2.3
Adjusted income before taxes	32.9			32.0
Adjusted income tax expense	(10.7)			(10.4)
Adjusted net income	$22.2	21.9	$1.01	$21.6	22.3	$0.97

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported net income, earnings per share, and segment profit, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities or other selected items. The fair value adjustment to acquisition date inventory refers to the negative impact on gross margin of inventory added in acquisitions and recognized at fair value, which typically exceeds its cost. This impact is excluded because it is not indicative of the expected margin performance of acquired businesses in future periods. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.

The fair value adjustment to acquisition date inventory is included in cost of sales, the acquisition expenses are included in selling, general and administrative expenses, and the restructuring costs, loss on exchange and repurchase of convertible debentures, environmental reserve adjustment, and other are included as part of other operating expense and other expense.

The income tax expense calculated for adjusted pre-tax income above is calculated using a normalized company-wide effective tax rate excluding discrete items of 32.5%. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods. For the nine months ended September 30, 2016 and 2015 there were 0.2 million and 1.0 million, respectively of dilutive shares included in the calculation of adjusted net income per share that were not included in the calculation of net loss per share since they were antidilutive. Additionally, adjusted net income per share for the nine months ended September 30, 2015 reflects the impact of shares deliverable to us under the outstanding convertible debenture hedge during these periods.

EnPro Industries, Inc.
Reconciliation of Segment Profit to Adjusted Segment EBITDA (Unaudited)
For the Quarters and Nine Months Ended September 30, 2016 and 2015
(Stated in Millions of Dollars)

	Quarter Ended September 30, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$23.1	$2.9	$7.3	$33.3
Restructuring costs	0.6	1.3	(0.1)	1.8
Depreciation and amortization expense	9.1	4.4	1.1	14.6
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$32.8	8.6	8.3	49.7
Adjusted segment EBITDA margin	18.7%	13.1%	15.8%	17.0%

	Quarter Ended September 30, 2015
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$22.5	$1.5	$9.2	$33.2
Acquisition expenses*	1.1	—	—	1.1
Restructuring costs	0.1	0.7	—	0.8
Depreciation and amortization expense	8.4	4.8	1.1	14.3
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$32.1	7.0	10.3	49.4
Adjusted segment EBITDA margin	17.2%	9.7%	21.0%	16.1%

	Nine Months Ended September 30, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$62.4	$10.4	$15.5	$88.3
Acquisition expenses*	0.7	0.1	—	0.8
Restructuring costs	3.3	4.8	0.4	8.5
Depreciation and amortization expense	25.9	13.4	3.4	42.7
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$92.3	28.7	19.3	140.3
Adjusted segment EBITDA margin	17.3%	13.4%	12.3%	15.6%

	Nine Months Ended September 30, 2015
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$61.7	$8.9	$16.1	$86.7
Acquisition expenses*	3.5	—	—	3.5
Restructuring costs	—	2.2	—	2.2
Depreciation and amortization expense	25.4	14.6	3.1	43.1
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$90.6	25.7	19.2	135.5
Adjusted segment EBITDA margin	17.4%	11.3%	14.0%	15.4%

*Includes fair value adjustments to acquisition date inventory.
For a reconciliation of segment profit to net income (loss), please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of Consolidated Adjusted EBITDA to Consolidated Net
Income (Loss) (Unaudited)

For the Quarters and Nine Months Ended September 30, 2016 and 2015
(Stated in Millions of Dollars)

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income (loss)	$6.0	$11.4	$(37.2)	$(27.5)
Adjustments to arrive at earnings before interest, income
taxes, depreciation and amortization (EBITDA):
Interest expense, net	14.0	12.8	41.0	38.6
Income tax expense (benefit)	4.0	0.8	(27.2)	0.7
Depreciation and amortization expense	14.6	14.3	42.7	43.3
EBITDA	38.6	39.3	19.3	55.1
Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization and other selected items (Consolidated Adjusted EBITDA):
Asbestos settlement	—	—	80.0	—
Goodwill and intangible impairment	—	—	—	47.0
Restructuring costs	2.2	0.8	9.2	2.2
Loss on exchange and repurchase of convertible debentures	—	—	—	2.8
Acquisition expenses	—	0.5	0.8	2.2
Fair value adjustment to acquisition date inventory	—	0.3	0.1	1.3
Environmental reserve adjustment	1.2	0.8	5.3	1.0
Other	0.4	0.1	1.9	2.0
Consolidated adjusted EBITDA	$42.4	$41.8	$116.6	$113.6

*	Consolidated adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.875% senior notes due 2022.

Unaudited Pro Forma Information Reflecting the Reconsolidation of Garlock Sealing Technologies

The historical business operations of Garlock Sealing Technologies LLC (“GST LLC”) and The Anchor Packing Company (“Anchor”) resulted in a substantial volume of asbestos litigation in which plaintiffs alleged personal injury or death as a result of exposure to asbestos fibers. Those subsidiaries manufactured and/or sold industrial sealing products, predominately gaskets and packing, that contained encapsulated asbestos fibers. Anchor is an inactive and insolvent indirect subsidiary of Coltec Industries Inc (“Coltec”). EnPro’s subsidiaries’ exposure to asbestos litigation and their relationships with insurance carriers have been managed through another Coltec subsidiary, Garrison Litigation Management Group, Ltd. (“Garrison”). GST LLC, Anchor and Garrison are collectively referred to as “GST.”

On June 5, 2010 (the “Petition Date”), GST filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of North Carolina in Charlotte (the “Bankruptcy Court”). The filings were the initial step in an asbestos claims resolution process, which is ongoing. The filings did not include EnPro Industries, Inc., or any other EnPro Industries, Inc. operating subsidiary.

The financial results of GST and its subsidiaries are included in our consolidated results through June 4, 2010, the day prior to the Petition Date. However, U.S. generally accepted accounting principles require an entity that files for protection under the U.S. Bankruptcy Code, whether solvent or insolvent, whose financial statements were previously consolidated with those of its parent, as GST’s and its subsidiaries’ were with EnPro’s, generally must be prospectively deconsolidated from the parent and the investment accounted for using the cost method. Accordingly, the financial results of GST and its subsidiaries are not included in EnPro’s consolidated results after June 4, 2010.

On March 17, 2016, EnPro announced that it had reached a comprehensive settlement to resolve current and future asbestos claims. The settlement was reached with the court-appointed committee representing current asbestos claimants (the “GST Committee”) and the court-appointed legal representative of future asbestos claimants (the “GST FCR”) in GST’s Chapter 11 case pending before the Bankruptcy Court. Representatives for current and future asbestos claimants (the “Coltec Representatives”) against Coltec (EnPro’s direct subsidiary and GST’s direct parent) also joined in the settlement. The terms of the settlement are set forth in the Term Sheet for Permanent Resolution of All Present and Future GST Asbestos Claims and Coltec Asbestos Claims dated March 17, 2016 among EnPro, Coltec, GST, the GST Committee, the GST FCR and the Coltec Representatives included as Exhibit 99.2 to EnPro’s Form 8-K filed on March 18, 2016. Under the settlement, the GST Committee, the GST FCR and the Coltec Representatives agreed to join GST and Coltec in proposing a joint plan of reorganization that incorporates the settlement and to ask asbestos claimants and the court to approve the plan. The joint plan of reorganization was filed with the Bankruptcy Court on May 20, 2016 and technical amendments to the joint plan of reorganization were filed with the Bankruptcy Court on June 21, 2016 and July 29, 2016. The joint plan of reorganization is subject to approval by a vote in favor of the plan of at least 75% of asbestos claimants who cast a vote and by the Bankruptcy Court and the U.S. District Court for the Western District of North Carolina (the “District Court”) and, if approved and consummated, will provide permanent protection from asbestos claims under Section 524(g) of the U.S. Bankruptcy Code. On July 29, 2016, the Bankruptcy Court entered orders that, among other things, approved the disclosure statement for the plan, set December 9, 2016 as the deadline for asbestos claimants to vote on approving the plan, and scheduled the confirmation hearing on the plan to commence on May 15, 2017.

If the joint plan of reorganization is approved by asbestos claimants, the settlement contemplates that Coltec will, subject to the receipt of necessary consents, undergo a corporate restructuring in which all of its significant operating assets and subsidiaries, which include each of EnPro’s major business units, would be transferred into a new direct EnPro subsidiary (“NewCo”). The restructured Coltec (“OldCo”) would retain responsibility for all asbestos claims and rights to certain insurance assets. Upon completion of the restructuring, the settlement and the joint plan of reorganization contemplate that OldCo will file a pre-packaged Chapter 11 bankruptcy petition, which EnPro expects will be administered with GST’s Chapter 11 case.

The joint plan of reorganization provides for the establishment of a trust (the Trust) to be fully funded within a year of consummation of the joint plan of reorganization. The Trust is to be funded with aggregate cash contributions by GST LLC and Garrison of $370 million made at the effective date of the plan and by the contribution made by OldCo at the effective date of the plan of $30 million in cash and an option, exercisable one-year after the effective date of the plan, permitting the Trust to purchase for $1 shares of EnPro common stock having a value of $20 million and the obligation of OldCo to make a deferred contribution of $60 million in cash no later than one year after the effective date of the plan. This deferred contribution is to be guaranteed by EnPro and secured by a pledge of 50.1% of the outstanding voting equity interests of GST LLC and Garrison. The joint plan of reorganization permits, at EnPro’s election, any of these contributions to be funded by EnPro or any affiliate of EnPro. Under the joint plan of reorganization, the Trust will assume responsibility for all present and future asbestos claims arising from the conduct, operations or products of GST or Coltec/OldCo. Under the joint plan of reorganization, all non-asbestos creditors will be paid in full and EnPro will retain ownership of OldCo, GST LLC and Garrison.

If the joint plan of reorganization is approved by asbestos claimants, the Bankruptcy Court and the District Court and is consummated, GST will be re-consolidated with EnPro’s results for financial reporting purposes. As noted above, the joint plan of reorganization is subject to approval by asbestos claimants (by a 75% vote), the Bankruptcy Court and the District Court, and EnPro cannot assure you that necessary approvals of the joint plan of reorganization will be obtained and that the joint plan of reorganization will be consummated. In addition, the restructuring of Coltec contemplated by the settlement is subject to certain approvals and consents by third parties, and EnPro cannot assure you that these approvals and consents necessary for this restructuring can be obtained.

Confirmation and consummation of the joint plan of reorganization are subject to a number of risks and uncertainties, including the actions and decisions of third parties that have an interest in the bankruptcy proceedings, delays in the confirmation or effective date of the joint plan of reorganization due to factors beyond GST's, OldCo’s or EnPro’s control, which would result in greater costs and the impairment of value of GST, appeals and other challenges to the joint plan of reorganization and risks and uncertainties affecting GST and OldCo's ability to fund anticipated contributions under the joint plan of reorganization as a result of adverse changes in their results of operations, financial condition and capital resources, including as a result of economic factors beyond their control.

EnPro is providing the unaudited pro forma condensed consolidated financial information which assumes, with respect to GST, the confirmation and consummation of the joint plan of reorganization for illustrative purposes only, in light of specific requests for such pro forma information by investors. The unaudited pro forma condensed consolidated financial information presented below has been prepared to illustrate the effects of the reconsolidation of GST and its subsidiaries with EnPro assuming the confirmation and consummation of the joint plan of reorganization and is based upon the historical balance sheet of EnPro as of September 30, 2016, the estimated fair value of assets and liabilities of GST as of September 30, 2016 and the historical results of GST operations after consideration of the adjustments to the fair value of assets and liabilities. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2016 gives effect to the reconsolidation as if it occurred on September 30, 2016. The unaudited pro forma condensed consolidated statements of operations for the three and nine-month periods ended September 30, 2016 and 2015 give effect to the reconsolidation as if it had occurred on January 1, 2015.

Under generally accepted accounting principles, the reconsolidation of GST requires that the tangible and intangible assets and liabilities of GST be reflected at their estimated fair values. The preliminary fair value amounts used in the unaudited pro forma condensed consolidated financial information reflects management’s best estimates of fair value. Upon completion of detailed valuation studies and the final determination of fair value, EnPro may make additional adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated statements of operations are based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed consolidated statements of operations also include certain adjustments such as increased depreciation and amortization expense on tangible and intangible assets, increased interest expense on the debt incurred to complete the reconsolidation as well as the tax impacts related to these adjustments. The pro forma adjustments are based upon available information and certain assumptions that EnPro believes are reasonable.

The unaudited pro forma condensed consolidated financial information has been presented for information purposes only and is not necessarily indicative of what the consolidated company’s financial position or results of operations actually would have been had the reconsolidation been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the consolidated company. Therefore, the actual amounts recorded at the date the reconsolidation occurs may differ from the information presented herein.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Quarter Ended September 30, 2016
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
			Intercompany	Reconsolidation		Adjustments
	EnPro	GST	Transactions	of GST	Pro Forma	Reference
Net sales	$292.7	$49.2	$(10.8)	$—	$331.1	(1)
Cost of sales	194.1	31.3	(10.8)	0.3	214.9	(1), (2)
Gross profit	98.6	17.9	—	(0.3)	116.2
Operating expenses:
Selling, general and administrative	70.9	10.0	—	1.4	82.3	(3)
Other	2.4	0.2	—	(0.3)	2.3	(4)
Total operating expenses	73.3	10.2	—	1.1	84.6
Operating income	25.3	7.7	—	(1.4)	31.6
Interest expense	(14.3)	(0.1)	8.4	(1.0)	(7.0)	(5)
Interest income	0.3	8.5	(8.4)	—	0.4	(5)
Other expense	(1.3)	(6.8)	—	6.8	(1.3)	(4)
Income before income taxes	10.0	9.3	—	4.4	23.7
Income tax expense	(4.0)	(3.7)	—	—	(7.7)	(6)
Net income	$6.0	$5.6	$—	$4.4	$16.0
Basic earnings per share	$0.28	N/A	N/A	N/A	$0.74
Average common shares outstanding (millions)	21.5				21.5
Diluted earnings per share	$0.28	N/A	N/A	N/A	$0.74
Average common shares outstanding (millions)	21.7				21.7

(1)	Eliminate intercompany sales of $10.8 million.
(2)
Reflects the increase in depreciation expense of $0.3 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the Second Amended Plan.
(5)	Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed consensual plan of reorganization.
(6)	For purposes of the consolidated pro forma financial information, an estimated effective tax rate of 32.5% has been used for all periods presented.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Nine Months Ended September 30, 2016
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
	Consolidated		Intercompany	Reconsolidation		Adjustments
	EnPro	GST	Transactions	of GST	Pro Forma	Reference
Net sales	$900.8	$150.9	$(33.6)	$—	$1,018.1	(1)
Cost of sales	596.7	95.3	(33.6)	0.8	659.2	(1), (2)
Gross profit	304.1	55.6	—	(0.8)	358.9
Operating expenses:
Selling, general and administrative	231.7	31.3	—	4.2	267.2	(3)
Other	90.4	50.5	—	(131.1)	9.8	(4)
Total operating expenses	322.1	81.8	—	(126.9)	277.0
Operating income (loss)	(18.0)	(26.2)	—	126.1	81.9
Interest expense	(41.7)	(0.1)	25.0	(3.1)	(19.9)	(5)
Interest income	0.7	25.4	(25.0)	—	1.1	(5)
Other expense	(5.4)	(14.8)	—	14.8	(5.4)	(4)
Income (loss) before income taxes	(64.4)	(15.7)	—	137.8	57.7
Income tax benefit (expense)	27.2	5.9	—	(51.9)	(18.8)	(6)
Net income (loss)	$(37.2)	$(9.8)	$—	$85.9	$38.9
Basic earnings (loss) per share	$(1.71)	N/A	N/A	N/A	$1.79
Average common shares outstanding (millions)	21.7				21.7
Diluted earnings (loss) per share	$(1.71)	N/A	N/A	N/A	$1.78
Average common shares outstanding (millions)	21.7			0.2	21.9	(7)

(1)	Eliminate intercompany sales of $33.6 million.
(2)
Reflects the increase in depreciation expense of $0.8 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the proposed joint plan of reorganization.
(5)	Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed consensual plan of reorganization.
(6)	For purposes of the consolidated pro forma financial information, an estimated effective tax rate of 32.5% has been used for all periods presented.
(7)	Represents shares that would no longer be antidilutive since the pro forma consolidated company would have net income.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Quarter Ended September 30, 2015
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
			Intercompany	Reconsolidation		Adjustments
	EnPro	GST	Transactions	of GST	Pro Forma	Reference
Net sales	$306.6	$54.0	$(14.1)	$—	$346.5	(1)
Cost of sales	205.2	33.8	(14.1)	0.3	225.2	(1), (2)
Gross profit	101.4	20.2	—	(0.3)	121.3
Operating expenses:
Selling, general and administrative	74.8	10.6	—	1.4	86.8	(3)
Other	1.7	0.7	—	(1.0)	1.4	(4)
Total operating expenses	76.5	11.3	—	0.4	88.2
Operating income	24.9	8.9	—	(0.7)	33.1
Interest expense	(12.9)	(0.2)	8.1	(1.0)	(6.0)	(5)
Interest income	0.1	8.0	(8.1)	—	—	(5)
Other income (expense)	0.1	(5.0)	—	5.0	0.1	(4)
Income before income taxes	12.2	11.7	—	3.3	27.2
Income tax expense	(0.8)	(5.1)	—	(2.9)	(8.8)	(6)
Net income	$11.4	$6.6	$—	$0.4	$18.4
Basic earnings per share	$0.52	N/A	N/A	N/A	$0.84
Average common shares outstanding (millions)	22.0				22.0
Diluted earnings per share	$0.51	N/A	N/A	N/A	$0.83
Average common shares outstanding (millions)	22.1				22.1

(1)	Eliminate intercompany sales of $14.1 million.
(2)
Reflects the increase in depreciation expense of $0.3 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the Second Amended Plan.
(5)	Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed joint plan of reorganization.
(6)	For purposes of the consolidated pro forma financial information, an estimated effective tax rate of 32.5% has been used for all periods presented.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Nine Months Ended September 30, 2015
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
	Consolidated		Intercompany	Reconsolidation		Adjustments
	EnPro	GST	Transactions	of GST	Pro Forma	Reference
Net sales	$882.5	$165.2	$(38.2)	$—	$1,009.5	(1)
Cost of sales	590.0	102.2	(38.2)	0.8	654.8	(1), (2)
Gross profit	292.5	63.0	—	(0.8)	354.7
Operating expenses:
Selling, general and administrative	226.2	33.0	—	4.2	263.4	(3)
Other	50.3	0.9	—	(1.3)	49.9	(4)
Total operating expenses	276.5	33.9	—	2.9	313.3
Operating income	16.0	29.1	—	(3.7)	41.4
Interest expense	(39.0)	(0.5)	23.8	(3.1)	(18.8)	(5)
Interest income	0.4	24.3	(23.8)	—	0.9	(5)
Other expense	(4.2)	(16.7)	—	16.7	(4.2)	(4)
Income (loss) before income taxes	(26.8)	36.2	—	9.9	19.3
Income tax benefit (expense)	(0.7)	(12.6)	—	7.0	(6.3)	(6)
Net income (loss)	$(27.5)	$23.6	$—	$16.9	$13.0
Basic earnings (loss) per share	$(1.21)	N/A	N/A	N/A	$0.57
Average common shares outstanding (millions)	22.7				22.7
Diluted earnings (loss) per share	$(1.21)	N/A	N/A	N/A	$0.55
Average common shares outstanding (millions)	22.7			1.0	23.7	(7)

(1)	Eliminate intercompany sales of $38.2 million.
(2)
Reflects the increase in depreciation expense of $0.8 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $19.8 million of which $14.6 million related to depreciable buildings and improvements and machinery and equipment that have a net estimated remaining economic life of 14.1 years.

(3)
Reflects the increase in amortization expense as a result of the estimated fair value adjustment due to the creation of the finite-lived intangible assets. The estimated useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which would cease upon confirmation and consummation of the proposed joint plan of reorganization.
(5)	Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the proposed joint plan of reorganization.
(6)	For purposes of the consolidated pro forma financial information, an estimated effective tax rate of 32.5% has been used for all periods presented.
(7)	Represents shares that would no longer be antidilutive since the pro forma consolidated company would have net income.

EnPro Industries, Inc.
Pro Forma Condensed Consolidated Balance Sheets (Unaudited)
As of September 30, 2016
(Stated in Millions of Dollars)

			Proposed	Eliminate	Effect of		Pro Forma
	Consolidated		Consensual	Intercompany	Reconsolidation		Adjustments
	EnPro	GST	Plan impact (1)	Balances	of GST	Pro Forma	Reference
Current assets
Cash and investments	$114.8	$295.8	$(281.5)	$—	$—	$129.1
Accounts receivable	222.6	29.7	—	(22.5)	—	229.8	(4)
Inventories	178.9	17.1	—	—	5.8	201.8	(2)
Notes receivable from EnPro	—	323.7	—	(323.7)	—	—	(3)
Asbestos insurance receivable	—	13.0	38.0	—	—	51.0
Other current assets	36.6	27.1	63.2	(24.4)	—	102.5	(4)
Total current assets	552.9	706.4	(180.3)	(370.6)	5.8	714.2
Property, plant and equipment	216.2	42.0	—	—	19.8	278.0	(2)
Goodwill	203.5	18.3	—	—	(1.9)	219.9	(2)
Other intangible assets	184.8	4.0	—	—	156.4	345.2	(2)
Investment in GST	236.9	—	—	—	(236.9)	—	(6)
Asbestos insurance receivable	—	49.0	(38.0)	—	—	11.0
Deferred income taxes and income taxes receivable	149.1	126.8	(63.2)	(113.1)	(4.3)	95.3	(5), (7)
Other assets	38.1	3.4	—	(1.4)	—	40.1	(4)
Total assets	$1,581.5	$949.9	$(281.5)	$(485.1)	$(61.1)	$1,703.7
Current liabilities
Short-term borrowings from GST	$27.8	$—	$—	$(27.8)	$—	$—	(3)
Notes payable to GST	295.9	—	—	(295.9)	—	—	(3)
Current maturities of long-term debt	0.1	—	—	—	—	0.1
Accounts payable	89.1	23.6	1.6	(22.5)	—	91.8	(4)
Accrued expenses	121.5	10.3	—	(24.4)	—	107.4	(4)
Total current liabilities	534.4	33.9	1.6	(370.6)	—	199.3
Long-term debt	462.5	—	135.5	—	—	598.0
Asbestos liability	110.0	388.6	(418.6)	—	—	80.0
Deferred income taxes and income taxes payable	8.0	113.3	—	(113.1)	45.6	53.8	(5), (7)
Other liabilities	82.5	4.3	—	(1.4)	—	85.4	(4)
Total liabilities	1,197.4	540.1	(281.5)	(485.1)	45.6	1,016.5
Shareholders' equity	384.1	409.8	—	—	(106.7)	687.2	(8)
Total liabilities and equity	$1,581.5	$949.9	$(281.5)	$(485.1)	$(61.1)	$1,703.7

(1)
We determined that in the establishment of the Trust contemplated by the Proposed Consensual Plan, payments of agreed-upon amounts on the effective date would be funded by cash on hand and additional borrowings of $135.5 million. The existing deferred tax asset on the asbestos liability was eliminated and a new deferred tax asset on the remaining trust liability payments was established. Upon payment of these liabilities, $63.2 million of the new deferred tax asset is reversed and an income tax receivable is established to reflect the tax benefits that will be realized from a carryback of the resulting tax deductions.

(2)
Upon reconsolidation, the assets and liabilities of GST will need to be recognized at fair value. Inventory is valued at net realizable value which required a $5.8 million adjustment to the carrying value. We reflected a $19.8 million fair value adjustment to property, plant and equipment. We eliminated GST's pre-existing goodwill and other identifiable intangible assets of $18.3 million and $4.0 million, respectively. We identified finite-lived intangible assets with an estimated fair value of $92.2 million. In addition, we identified $68.2 million of indefinite-lived intangible assets. The carrying value of all other assets and liabilities approximated fair value. The assumed purchase price in the reconsolidation, equal to the fair value of our investment in GST, resulted in $16.4 million of goodwill to be recorded in the reconsolidation.

(3)	Eliminate intercompany notes receivable/payable.
(4)	Eliminate intercompany trade receivables/payables, intercompany interest receivable/payable and other intercompany receivables/payables.
(5)	Eliminate $113.1 million of intercompany income taxes payable.
(6)	Eliminate the investment in GST which is carried at historical cost.
(7)
The elimination of the deferred tax liability on the investment in GST and establish a deferred tax liability on the step-up in fair value of assets resulted in a net increase in long-term tax liabilities of $45.6 million. Also, the elimination of a pension related deferred tax asset at GST that will no longer be realizable upon the reconsolidation.

(8)	The entries above resulted in reflecting a $303.1 million after-tax gain upon reconsolidation.

EnPro Industries, Inc.

Reconciliation of Pro Forma Net Income to Pro Forma Adjusted EBITDA (Unaudited)

For the Quarters and Nine Months Ended September 30, 2016 and 2015
(Stated in Millions of Dollars)

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Pro forma net income	$16.0	$18.4	$38.9	$13.0
Adjustments to arrive at pro forma earnings before interest, taxes, depreciation and amortization (pro forma EBITDA):
Interest expense, net	6.6	6.0	18.8	17.9
Income tax expense	7.7	8.8	18.8	6.3
Depreciation and amortization expense	17.8	17.8	52.5	53.4
Pro forma EBITDA	48.1	51.0	129.0	90.6
Adjustments to arrive at pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (pro forma adjusted EBITDA):
Restructuring costs	2.2	1.1	9.6	2.7
Loss on exchange and repurchase of convertible debentures	—	—	—	2.8
Goodwill and other intangible asset impairment	—	—	—	47.0
Acquisition expenses	—	0.5	0.8	2.2
Fair value adjustment to acquisition date inventory	—	0.3	0.1	1.3
Environmental reserve adjustment	1.2	0.8	5.3	1.0
Other	0.1	(0.7)	0.2	0.6
Pro forma adjusted EBITDA	$51.6	$53.0	$145.0	$148.2

The foregoing tables provides a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (pro forma adjusted EBITDA). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Consolidated Net Income (Loss) to Consolidated Adjusted EBITDA (Unaudited)."

EnPro Industries, Inc.

Reconciliation of Net Sales to Pro Forma Net Sales (Unaudited)
For the Quarters and Nine Months Ended September 30, 2016 and 2015
(Stated in Millions of Dollars)

	Quarter Ended September 30, 2016
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$175.3	$65.7	$52.5	$(0.8)	$292.7
Adjustments:
Sales of unconsolidated entities	47.7	0.6	0.9	—	49.2
Intercompany sales	(9.9)	(0.5)	(0.4)	—	(10.8)
Pro forma net sales	$213.1	$65.8	$53.0	$(0.8)	$331.1

	Quarter Ended September 30, 2015
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$186.3	$72.1	$49.1	$(0.9)	$306.6
Adjustments:
Sales of unconsolidated entities	52.5	0.8	0.7	—	54.0
Intercompany sales	(13.0)	(0.5)	(0.6)	—	(14.1)
Pro forma net sales	$225.8	$72.4	$49.2	$(0.9)	$346.5

	Nine Months Ended September 30, 2016
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$532.6	$213.5	$157.2	$(2.5)	$900.8
Adjustments:
Sales of unconsolidated entities	146.0	2.0	2.9	—	$150.9
Intercompany sales	(31.1)	(1.3)	(0.8)	(0.4)	$(33.6)
Pro forma net sales	$647.5	$214.2	$159.3	$(2.9)	$1,018.1

	Nine Months Ended September 30, 2015
	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$520.2	$227.8	$137.2	$(2.7)	$882.5
Adjustments:
Sales of unconsolidated entities	159.9	2.5	2.8	—	$165.2
Intercompany sales	(35.0)	(1.4)	(1.6)	(0.2)	$(38.2)
Pro forma net sales	$645.1	$228.9	$138.4	$(2.9)	$1,009.5

EnPro Industries, Inc.
Reconciliation of Segment Profit to Pro Forma Adjusted Segment EBITDA (Unaudited)
For the Quarters and Nine Months Ended September 30, 2016 and 2015
(Stated in Millions of Dollars)

	Quarter Ended September 30, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$23.1	$2.9	$7.3	33.3
Segment profit of unconsolidated entities	7.4	0.1	0.3	7.8
Pro forma depreciation and amortization adjustments (1)	(1.7)	—	—	(1.7)
Pro forma segment profit	28.8	3.0	7.6	39.4
Adjustments:
Restructuring costs	0.7	1.3	(0.1)	1.9
Depreciation and amortization expense	12.3	4.4	1.1	17.8
Pro forma segment earnings before interest, income taxes, depreciation, amortization, and other selected items (pro forma adjusted segment EBITDA)	$41.8	$8.7	$8.6	$59.1

	Quarter Ended September 30, 2015
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$22.5	$1.5	$9.2	33.2
Segment profit of unconsolidated entities	8.6	0.4	0.1	9.1
Pro forma depreciation and amortization adjustments (1)	(1.7)	—	—	(1.7)
Pro forma segment profit	29.4	1.9	9.3	40.6
Adjustments:
Acquisition expenses*	1.1	—	—	1.1
Restructuring costs	0.5	0.6	—	1.1
Depreciation and amortization expense	11.8	4.8	1.1	17.7
Pro forma segment earnings before interest, income taxes, depreciation, amortization, and other selected items (pro forma adjusted segment EBITDA)	$42.8	$7.3	$10.4	$60.5

	Nine Months Ended September 30, 2016
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$62.4	$10.4	$15.5	88.3
Segment profit of unconsolidated entities	22.8	0.5	0.7	24.0
Pro forma depreciation and amortization adjustments (1)	(5.0)	—	—	(5.0)
Pro forma segment profit	80.2	10.9	16.2	107.3
Adjustments:
Acquisition expenses*	0.7	0.1	—	0.8
Restructuring costs	3.7	4.9	0.4	9.0
Depreciation and amortization expense	35.6	13.4	3.4	52.4
Pro forma segment earnings before interest, income taxes, depreciation, amortization, and other selected items (pro forma adjusted segment EBITDA)	$120.2	$29.3	$20.0	$169.5

	Nine Months Ended September 30, 2015
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$61.7	$8.9	$16.1	86.7
Segment profit of unconsolidated entities	27.9	0.9	0.4	29.2
Pro forma depreciation and amortization adjustments (1)	(5.0)	—	—	(5.0)
Pro forma segment profit	84.6	9.8	16.5	110.9
Adjustments:
Acquisition expenses*	3.5	—	—	3.5
Restructuring costs	0.5	2.2	—	2.7
Depreciation and amortization expense	35.5	14.7	3.1	53.3
Pro forma segment earnings before interest, income taxes, depreciation, amortization, and other selected items (pro forma adjusted segment EBITDA)	$124.1	$26.7	$19.6	$170.4
*Includes fair value adjustments to acquisition date inventory.

(1)	See notes (2) and (3) to the accompanying Pro Forma Condensed Consolidated Statements of Operations (Unaudited) for further information about these adjustments.

EnPro Industries, Inc.

Reconciliation of Pro Forma Net Income to
Pro Forma Adjusted Net Income (Unaudited)

For the Quarters and Nine Months Ended September 30, 2016 and 2015
(Stated in Millions of Dollars)

	Quarters Ended September 30,
	2016	2015
Pro forma net income	$16.0	$18.4
Income tax expense	7.7	8.8
Income before taxes	23.7	27.2
Adjustments:
Environmental reserve adjustment	1.2	0.8
Restructuring costs	2.2	1.1
Acquisition expenses	—	0.5
Other	0.1	(0.7)
Adjusted income before taxes	27.2	28.9
Adjusted income tax expense	(8.8)	(9.4)
Pro forma adjusted net income	$18.4	$19.5

	Nine Months Ended September 30,
	2016	2015
Pro forma net income	$38.9	$13.0
Income tax expense	18.8	6.3
Income before taxes	57.7	19.3
Adjustments:
Goodwill and intangible impairment	—	47.0
Restructuring costs	9.6	2.7
Loss on exchange and repurchase of convertible debentures	—	2.8
Environmental reserve adjustment	5.3	1.0
Fair value adjustment to acquisition date inventory	0.1	1.3
Acquisition expenses	0.8	2.2
Other	0.2	0.6
Adjusted income before taxes	73.7	76.9
Adjusted income tax expense	(24.0)	(25.0)
Pro forma adjusted net income	$49.7	$51.9

The foregoing tables provide a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma net income before selected items (pro forma adjusted net income). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Consolidated Net Income (Loss) to Consolidated Adjusted Net Income (Unaudited)."